Doc. 665151

                    STOCK PURCHASE AGREEMENT



                              among



                  THE PHOENIX GROUP CORPORATION



                               and



                 DR. GEORGE M. RAPIER, III M.D.


                               and


                        MR. JOE WILLIAMS





                    Dated as of  May 9, 2002

                        TABLE OF CONTENTS

                                                             Page

ARTICLE 1 AGREEMENT OF PURCHASE AND SALE                       1
     1.1    AGREEMENT.                                        1
     1.2    CLOSING.                                          1
     1.3    DELIVERY AND PAYMENT.                             1
     1.4    DELIVERIES AT CLOSING.                            1
ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF BUYER              2
     2.1    DUE ORGANIZATION                                  3
     2.2    DUE AUTHORIZATION; NO CONFLICTS.                  3
     2.3    BROKERS AND FINDERS.                              3
     2.4    INVESTMENT INTENT.                                3
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE SELLERS        3
     3.1    CAPITALIZATION; OWNERSHIP OF SHARES.              3
     3.2    NO LIENS ON SHARES.                               4
     3.3    OTHER RIGHTS TO ACQUIRE CAPITAL STOCK.            4
     3.4    DUE ORGANIZATION.                                 4
     3.5    SUBSIDIARIES.                                     4
     3.6    DUE AUTHORIZATION; NO CONFLICTS                   5
     3.7    FINANCIAL STATEMENTS                              5
     3.8    CONDUCT OF BUSINESS; CERTAIN ACTIONS.             6
     3.9    PROPERTIES                                        7
     3.10   LICENSES AND PERMITS.                             8
     3.11   INTELLECTUAL PROPERTY RIGHTS.                     8
     3.12   COMPLIANCE WITH LAWS.                             9
     3.13   INSURANCE.                                        9
     3.14   EMPLOYEE BENEFIT MATTERS.                        10
     3.15   CONTRACTS AND AGREEMENTS.                        11
     3.16   CLAIMS AND PROCEEDINGS.                          11
     3.17   TAXES.                                           11
     3.18   PERSONNEL.                                       13
     3.19   BUSINESS RELATIONS.                              13
     3.20   ACCOUNTS RECEIVABLE.                             13
     3.21   BANK ACCOUNTS.                                   14
     3.22   AGENTS.                                          14
     3.23   INDEBTEDNESS TO AND FROM OFFICERS, DIRECTORS,
            STOCKHOLDERS, AND EMPLOYEES.                     14
     3.24   COMMISSION SALES CONTRACTS.                      14
     3.25   CERTAIN CONSENTS.                                14
     3.26   BROKERS.                                         14
     3.27   INTEREST IN COMPETITORS, SUPPLIERS, AND
            CUSTOMERS.                                       15
     3.28   INVENTORY.                                       15
     3.29   WARRANTIES.                                      15
     3.30   CUSTOMERS AND SUPPLIERS.                         15
     3.31   ENVIRONMENTAL MATTERS.                           15
     3.32   INFORMATION FURNISHED.                           16
     3.33   CONTROLLED GROUP LIABILITY.                      16
ARTICLE 4 INDEMNIFICATION                                     16
     4.1    INDEMNIFICATION OF BUYER AND THE COMPANY.        16
     4.2    DEFENSE OF THIRD-PARTY CLAIMS.                   17
     4.3    DIRECT CLAIMS.                                   18
     4.4    TAX AUDITS.                                      18
ARTICLE 5 MISCELLANEOUS                                       18
     5.1    COLLATERAL AGREEMENTS, AMENDMENTS, AND WAIVERS.  18
     5.2    SUCCESSORS AND ASSIGNS.                          18
     5.3    EXPENSES AND TRANSFER TAXES.                     19
     5.4    INVALID PROVISIONS.                              19
     5.5    INFORMATION AND CONFIDENTIALITY.                 19
     5.6    WAIVER.                                          19
     5.7    NOTICES.                                         20
     5.8    SURVIVAL OF REPRESENTATIONS, WARRANTIES,
            COVENANTS AND OTHER PROVISIONS.                  20
     5.9    PUBLIC ANNOUNCEMENT.                             21
     5.10   WAIVER OF CERTAIN RIGHTS.                        21
     5.11   FURTHER ASSURANCES.                              21
     5.12   NO THIRD-PARTY BENEFICIARIES.                    21
     5.13   DISPUTE RESOLUTION.                              21
     5.14   JURISDICTION AND VENUE.                          22
     5.15   GOVERNING LAW.                                   22

                        LIST OF EXHIBITS


Exhibit A      Form of Promissory Notes
Exhibit B      Form of Seller's Counsel Legal Opinion
Exhibit C      Form of Employment Agreement


                        LIST OF SCHEDULES

[TO COME]






                    STOCK PURCHASE AGREEMENT

          This Stock Purchase Agreement (this "Agreement") is entered into as of May 9, 2002, among The Phoenix Group Corporation, a Delaware corporation ("Buyer"), and the persons holding capital stock of Homecare Dimensions, Inc., a Texas corporation ("Homecare" or the "Company"), that have executed this Agreement on the signature pages hereof, who are signing this Agreement in their capacities as shareholders, as well as, on behalf of Homecare (collectively referred to as the "Sellers").

     The parties hereto agree as follows:

                            ARTICLE 1
                 AGREEMENT OF PURCHASE AND SALE

     1.1  Agreement.

Upon the basis of the representations and warranties, for the consideration, and subject to the terms and conditions set forth in this Agreement, each of the Sellers agree to (1) sell all of the issued and outstanding shares ("Shares") of common stock, par value $.10 per share (the "Common Stock"), of Homecare owned by the Sellers to Buyer and (2) Dr. George M. Rapier, III M.D. will deliver and cancel a $2.0 million promissory note owed by the Company to Dr. Rapier ("Cancelled Note"), and Buyer agrees to purchase such Shares from each such Seller and the Cancelled Note from Dr. Rapier, for an aggregate purchase price of Five Million Dollars ($5,000,000) (the "Purchase Price") with $250,000 cash at closing. The balance of the Purchase Price will be paid by the Buyer to the Sellers through issuing to each Seller a promissory note ("Note" or "Notes") in such amount to each Seller as is set forth in Schedule 1.3.

     1.2  Closing.

The closing of the transactions contemplated hereby shall take place on the date this Agreement is signed by the Seller and the Buyer (the "Closing"). The location of the Closing shall be the offices of Homecare Dimensions, Inc., 4600 NW Loop 410, Suite 110, San Antonio, Texas 78229 or at such other place as Buyer and the Sellers may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

     1.3  Delivery and Payment.

At the Closing, each Seller shall deliver or cause to be delivered to Buyer the stock certificate or certificates evidencing the number of Shares set forth opposite such Seller's name on Schedule 1.3 attached hereto duly endorsed or accompanied by a duly executed stock power assigning such shares to Buyer and otherwise in good form for transfer. At Closing, the Buyer shall execute the Notes in favor of the Sellers identified in Schedule
1.3. The Notes will have such terms as are set forth in the forms of promissory note set forth in Exhibit A.

     1.4  Deliveries at Closing.

          (a) Deliveries of the Sellers at Closing. Buyer acknowledges that the following listed items were delivered by the Sellers at
     Closing:

               (i) Sellers shall have obtained all Consents required in connection with the execution, delivery, and performance of this Agreement, including, without limitation, those listed on
          Schedule 3.25 hereto.

(ii) The stock certificate or certificates representing all of the Shares owned by the Sellers, and such Shares shall be free and clear of any Liens, duly endorsed for transfer or accompanied by stock powers duly executed in blank and all stock certificates for each Subsidiary.
(iii)     Each Seller shall deliver affidavits which satisfy
Section 1445(b) of the Code, in form and substance reasonably acceptable to Buyer.
(iv) Good standing certificates, officer's certificates, secretary certificates and similar documents and certificates as counsel for Buyer shall have reasonably requested prior to the Closing Date.
(v)  Dr. Rapier's Cancelled Note marked "paid-in-full".


          (b) Deliveries of Buyer at Closing. Sellers acknowledges that the following listed items were delivered by Buyer at Closing:

               (i) Buyer shall have delivered fully executed Notes to the Sellers for the Shares and the Cancelled Note in such amounts as are set forth in Schedule 1.3.

(ii) Buyer shall have entered into an employment agreement with Mr. Joe Williams and Dr. George Rapier, III MD in the form attached hereto as Exhibit C.


                            ARTICLE 2
             REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to the Sellers as set forth in this Article 2 (with the understanding that the Sellers are relying materially on such representations and warranties in entering into and performing this Agreement).

     2.1  Due Organization.

Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has full corporate power and authority to enter into and perform this Agreement.

     2.2  Due Authorization; No Conflicts.

This Agreement has been duly and validly authorized, executed, and delivered by Buyer and constitutes a valid and binding obligation of Buyer enforceable in accordance with its terms. The execution, delivery, and performance of this Agreement by Buyer will not (a) violate any federal, state, county, or local law, rule, or regulation applicable to Buyer or its property, (b) violate or conflict with, or permit the cancellation of, any agreement to which Buyer is a party or by which it or its property is bound, (c) permit the acceleration of the maturity of any indebtedness of, or any indebtedness secured by the property of, Buyer, or (d) violate or conflict with any provision of Buyer's certificate of incorporation or bylaws. No action, consent, or approval of, or filing with, any federal, state, county, or local governmental authority is required in connection with the execution, delivery, or performance of this Agreement.

     2.3  Brokers and Finders.

Buyer has not engaged, or caused to be incurred any liability to, any finder, broker, or sales agent in connection with the execution, delivery, or performance of this Agreement or the transactions contemplated hereby.

     2.4  Investment Intent.

Buyer is acquiring the Shares for its own account for investment purposes and not with a view to, or in connection with, any distribution thereof.

                            ARTICLE 3
          REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     The Sellers hereby jointly and severally represent and warrant to Buyer as set forth in this Article 3 (with the understanding that Buyer is relying materially on each such representation and warranty in entering into and performing this Agreement). As used herein, the term "Company" means Homecare and all of its Subsidiaries (as defined herein) on a consolidated basis.

     3.1  Capitalization; Ownership of Shares.

The authorized capital stock of Homecare consists of 1,000 shares of Common Stock, par value $.10 per share, of which 1,000 shares are issued and outstanding. All such issued and outstanding Shares are duly authorized, validly issued, fully paid, and nonassessable. Except for the Shares, there are, no other equity securities of Homecare outstanding. All of the Shares are owned of record and beneficially by the Sellers as set forth on
Schedule 1.3 attached hereto. None of the Shares were issued or will be transferred under this Agreement in violation of any preemptive or preferential rights of any person or entity.

     3.2  No Liens on Shares.

Each Seller is the true and lawful owner, of record and beneficially, of his Shares, free and clear of any liens, restrictions, security interests, claims, rights of another, or encumbrances (each a "Lien"); none of the Shares are subject to any outstanding options, warrants, calls, or similar rights of any other person to acquire the same; none of the Shares are subject to any restrictions on transfer thereof; and each Seller has the full power and authority to convey, and will convey to Buyer at Closing, good and marketable title to such Seller's Shares, free and clear of any Liens.

     3.3  Other Rights to Acquire Capital Stock.

There are no authorized or outstanding warrants, options, or rights of any kind to acquire from Homecare or from any Seller any equity or debt securities of Homecare or securities convertible into or exchangeable for equity or debt securities of Homecare.

     3.4  Due Organization.

Homecare  is a corporation duly organized, validly existing,  and in good standing under the laws of the State of Texas and has full power and authority to carry on its business as now conducted and as proposed to be conducted. Complete and correct copies of the certificate of incorporation and bylaws of Homecare and all amendments thereto have been delivered to Buyer and have been certified by the corporate secretary of Homecare. Homecare is qualified to do business as a foreign corporation and is in good standing in the states set forth on Schedule 3.4 attached hereto. Homecare is duly qualified to do business as a foreign corporation in every jurisdiction where such qualification is required except where failure to be so qualified would not have a material adverse effect on the business, properties, or assets of Homecare. Homecare has not received any notice or communication from any other jurisdiction to the effect that it is or may be required to qualify to do business as a foreign corporation in any such jurisdiction.

     3.5  Subsidiaries.

          (a) Schedule 3.5 sets forth (i) the name, percentage ownership and number of shares of stock owned or controlled by Homecare of each corporation, partnership, joint venture or other entity in which Homecare has, directly or indirectly, an equity interest therein (individually, a "Subsidiary" and collectively, "Subsidiaries"); (ii) the jurisdiction of incorporation, capitalization and ownership of each Subsidiary; (iii) the names of the officers and directors of each Subsidiary; and (iv) the jurisdictions in which each Subsidiary is qualified or licensed to do business as a foreign corporation.

          (b) Homecare owns of record and beneficially all the capital stock of each of the Subsidiaries free and clear of all Liens. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction listed on Schedule 3.5.

(c) Each of the shares of capital stock of each Subsidiary shown in Schedule 3.5 to be issued and outstanding has been duly authorized and is validly issued, fully paid and nonassessable and is free of preemptive rights.
(d) There are not outstanding any (i) options, warrants or other rights with respect to the capital stock of any Subsidiary,
(ii) securities convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary or (iii) other commitments of any kind for the issuance of additional shares of capital stock or any other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.
     3.6  Due Authorization; No Conflicts.

The Company has full corporate power and authority to enter into and perform each agreement, instrument, and document required to be executed by the Company in connection herewith. The execution, delivery, and performance of such agreements, instruments, and documents have been duly authorized by the Board of Directors of the Company. Each Seller has full power and authority to enter into and perform this Agreement and each other agreement, and document required to be executed by each Seller in connection herewith. This Agreement has been duly and validly executed and delivered by each of the Sellers and constitutes a valid and binding obligation of each of the Sellers enforceable in accordance with its terms. The execution, delivery, and performance of this Agreement does not (a) violate any federal, state, county, or local law, rule, or regulation applicable to the Company, any Seller, or their respective properties, (b) violate or conflict with, or permit the cancellation of, any agreement to which the Company or any Seller, is a party, or by which any of them or any of their respective properties is bound, or result in the creation of any lien, security interest, charge, or encumbrance upon any of such properties, (c) permit the acceleration of the maturity of any indebtedness, or indebtedness secured by the property of, the Company or any Seller, or (d)
violate or conflict with any provision of the certificate of incorporation or bylaws of the Company. No action, consent, or approval of, or filing with, any governmental authority is required in connection with the execution, delivery, or performance of this Agreement (or any agreement or other document executed in connection herewith by the Company or any Seller) except for any filings described in Section 4.12 hereof.

     3.7  Financial Statements.

The following Financial Statements (herein so called) of the Company have been delivered to Buyer by the Company:

          (a) Unaudited consolidated balance sheets, statements of income and cash flow, and statements of changes in financial position of the Company as of and for each of the years ended December 31, 2001, 2000 , 1999 and 1998 and for the three months ended
     September 30, 2001, (collectively, the " Financial Statements");
     and

(b) Unaudited consolidated balance sheet, statements of income and cash flow, and statement of changes in financial position of the Company as of and for each of the three months ended March 30, 2002 and 2001 (collectively, the "Interim Financial Statements").
The Financial Statements and Interim Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") in the United States applied on a consistent basis throughout the periods indicated and fairly present the financial position, results of operations, and changes in financial position of the Company as of the indicated dates and for the indicated periods (except, in the case of the Interim Financial Statements, for the absence of notes thereto and subject to normal year-end audit adjustments and accruals required to be made in the ordinary course of business which are not materially adverse to and are consistent with past practices of the Company). Except to the extent reflected or provided for in the balance sheet included in the Interim Financial Statements, the Company has no liabilities or obligations (whether absolute, contingent, or otherwise), other than open-account current liabilities incurred in the ordinary course of business subsequent to March 31, 2002; and neither the Company nor any Seller has knowledge of any basis for the assertion of any such liability or obligation. Since March 31, 2002, there has been no material adverse change in the financial position, assets, results of operations, or business of the Company. To the best knowledge of the Sellers, there are no pending or proposed statutes, rules, or regulations, nor any current or pending developments or circumstances, which could have a material adverse effect on the financial position, assets, results of operations, or business of the Company.

     3.8  Conduct of Business; Certain Actions.

Except  as  set forth on Schedule 3.8 attached hereto, since  the
March 31, 2002, the Company has conducted its business and operations in the ordinary course and consistent with its past practices and has not (a) paid or declared any dividend or distribution or purchased or retired any indebtedness from any holder of capital stock of the Company (a "Stockholder") and has not purchased, retired, or redeemed any capital stock from any Stockholder, (b) increased the compensation of any of the directors, officers, or key employees or sales representatives of the Company or, except for wage and salary increases made in the ordinary course of business and consistent with the past practices of the Company, increased the compensation of any other employees or sales representatives of the Company, (c) made any capital expenditures exceeding $25,000 individually or $50,000 in the aggregate, (d) sold any asset (or any group of related assets) in any transaction (or series of related transactions) in which the purchase price for such asset (or group of related assets) exceeded $25,000 individually or $50,000 in the aggregate (other than sales of inventory in the ordinary course of business), (e) discharged or satisfied any Lien or paid any obligation or liability, absolute or contingent, other than current liabilities incurred and paid in the ordinary course of business, (f) made or guaranteed any loans or advances to any party whatsoever, (g) suffered or permitted any Lien to arise or be granted or created against or upon any of the assets of the Company, real or personal, tangible or intangible, (h) cancelled, waived, or released any of the Company's debts, rights, or claims against third parties, (i) amended the certificate of incorporation or bylaws of the Company, (j) made, paid or incurred (1) any severance or termination payment or obligation therefor with respect to any employee, consultant, or sales representative of the Company or (2) any legal or accounting fees, as to items (1) and (2) together, in excess $50,000 in the aggregate, (k) made any change in the method of accounting of the Company, (l) made any investment or commitment therefor in any person, business, corporation, association, partnership, joint venture, trust, or other entity, (m) made, entered into, amended, or terminated any written employment contract, created, made, amended, or terminated any bonus, stock option, pension, retirement, profit sharing, or other employee benefit plan or arrangement, or withdrawn from any "multi-employer plan" (as defined in Section 414(f) of the Internal Revenue Code of 1986, as amended (the "Code")) so as to create any liability under
Article IV of the Employee Retirement Income Security Act of 1974, as amended (including applicable regulations) ("ERISA") to any entity, (n) amended or experienced a termination of any material contract, agreement, lease, franchise, or license to which the Company is a party, except in the ordinary course of business, (o) incurred or assumed any indebtedness (whether directly or by way of guaranty or otherwise) for borrowed money, except in the ordinary course of business, (p) enter into any other material transaction except in the ordinary course of business, (q) entered into any contract, commitment, agreement, or understanding to do any acts described in the foregoing clauses (a)-(p) of this Section 3.8, (r) suffered any material damage, destruction, or loss (whether or not covered by insurance) to any assets, (s) experienced any strike, slowdown, or demand for recognition by a labor organization by or with respect to any of the employees of the Company, (t) experienced or effected any shutdown, slow-down, or cessation of any operations conducted by, or constituting part of, the Company,
(u) materially accelerated the collection of accounts receivable or decelerated payment of accounts payable, except in the ordinary course of business consistent with past practice, or (v) made or rescinded any material express or deemed election relating to Taxes, settled or compromised any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or except as may be required by applicable law, made any change to any of its material methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its most recently filed federal income tax return.

     3.9  Properties.

Attached hereto as Schedule 3.9 is a list and description of all real and personal properties (excluding, in the case of personal properties, any asset having a book value of less than $5,000 as of the date hereof) owned or leased by the Company as of the date hereof. Except as set forth on Schedule 3.9, the Company is not a party to any real property lease, sublease or assignment, either as tenant or landlord. Except as expressly set forth on
Schedule 3.9 attached hereto, the real and personal properties of the Company are free and clear of all liens, security interests, claims, rights of another, and encumbrances. The physical properties owned or utilized by the Company in the conduct of its business are in good operating condition and repair, normal wear and tear excepted, and are free from material defects. Except as otherwise set forth on Schedule 3.9 attached hereto, the Company has full and unrestricted legal and equitable title to or a valid leasehold interest in all such properties. The operation of the properties and business of the Company in the manner in which they are now and have been operated does not violate in any material respect any zoning ordinances, municipal regulations, or other rules, regulations, or laws. No covenants, easements, rights-of-way, or regulations of record impair in any material respect the uses of the respective properties of the Company for the purposes for which they are now operated. Except as described on Schedule 3.9 attached hereto, there are no past, present, or proposed conditions, activities, actions, or plans which may prevent compliance by the Company with any law related to the manufacture, process, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, or release, of any pollutant, contaminant, chemical, or industrial toxic or hazardous substance or waste ("Hazardous Substance Issues") or any regulations, plans, judgments, injunctions, or notices promulgated or approved thereunder applicable to the operations, properties, or assets of the Company, or which may give rise to any liability of the Company, or otherwise form the basis of any claims, actions, demands, suits, proceedings, hearings, studies, or investigations against or relating to the Company, based on or related to any Hazardous Substance Issues. The Company delivered to Buyer true and complete copies of any surveys, appraisals and title insurance policies related to its owned or leased real properties.

     3.10 Licenses and Permits.

Attached hereto as Schedule 3.10 is a list of all federal, state, county, and local governmental licenses, certificates, and permits held or applied for by the Company. The Company has complied in all material respects, and is in compliance in all material respects, with the terms and conditions of all such licenses, certificates, and permits, and no material violation of any such licenses, certificates, or permits or the laws or rules governing the issuance or continued validity thereof has occurred. No additional license, certificate, or permit is required from any federal, state, county, or local governmental agency or body thereof in connection with the conduct of the business of the Company which, if not obtained, would materially and adversely affect the business or properties of the Company. No claim has been made by any governmental authority (and, to the best knowledge of the Sellers, no such claim is anticipated) to the effect that a license, permit, or order is necessary in respect of the business conducted by the Company.

     3.11 Intellectual Property Rights.

Except as set forth on Schedule 3.11 hereto, Schedule 3.11 hereto contains a true and complete list of (a) all patents, patent applications, trademarks, trademark registrations, and trademark applications service marks, service mark registrations, and service mark applications, trade names, and copyrights, copyright registrations, and copyright applications ("Intellectual Property") owned by the Company in connection with its business as presently conducted or as presently proposed to be conducted,
(b) all licenses or other agreements giving the Company rights in Intellectual Property of third parties in connection with the Company's business as presently conducted or as presently proposed to be conducted, and (c) all licenses or other agreements giving to third parties rights in the Intellectual Property listed on Schedule 3.11 hereto. Except as set forth on
Schedule 3.11 hereto, the Company has good and marketable title, free and clear of any liens or other encumbrances, to, owns or possesses adequate and enforceable licenses or other rights to use, all Intellectual Property and all computer software, software programs, inventions, drawings, designs, customer lists, proprietary know-how or information or other rights in connection with the business of the Company as presently conducted or as presently proposed to be conducted (hereinafter, collectively, "Proprietary Rights"). Each item of Intellectual Property owned by the Company and listed on Schedule 3.11 has been, to the extent indicated in Schedule 3.11 duly registered with, filed in, or issued by the United States Patent and Trademark Office, the United States Copyright Office or such other domestic or foreign government entity as indicated on Schedule 3.11, and such registrations, filings and issuances remain in full force and effect. Except as set forth on Schedule 3.11 hereto, to the best knowledge of the Sellers, the operations of the business of the Company, including but not limited to use of service marks and copyrighted material and to products, processes, services, methods, substances, parts or other materials currently made, sold or used by or contemplated to be made, sold or used by the Company in connection with its business, do not conflict with or infringe upon any Proprietary Rights of any third party. Except as set forth on Schedule 3.11 hereto, the Company has not granted to any third parties exclusive licenses or options to obtain exclusive licenses under any of the Intellectual Property owned by the Company listed on Schedule 3.11 hereto. Except as set forth on Schedule 3.11 hereto, the Company has given no indemnification in connection with any patent, trademark, copyright or other Proprietary Right as to any product made, used or sold by any third party. Except as set forth on Schedule 3.11 hereto, there are no pending or, to the best knowledge of the Sellers, threatened claims, proceedings or actions against the Company or any of its licensors that could have a material adverse effect on the Company's Proprietary Rights or that could limit the Company's right to use any patent, trademark, trade name, service mark or copyrighted material or to make, have made, sell or use any product, process, service, method, substance, part, or other material in connection with its business. Except as set forth on Schedule 3.11 hereto, there is no infringement by or claim of infringement against any third party of any Proprietary Rights of the Company which could be likely to have a material adverse effect on the Company's business, operations, condition (financial or otherwise), or assets.

     3.12 Compliance with Laws.

The Company has complied in all material respects, and is in compliance in all material respects, with all federal, state, county, and local laws, regulations, and orders applicable to its business and has filed with the proper authorities all statements and reports required by the laws, regulations, and orders to which the Company or any of its properties or operations are subject. No claim has been made by any governmental authority
(and, to the best knowledge of the Sellers, no such claim is anticipated) to the effect that the business conducted by the Company fails to comply, in any respect, with any law, rule, regulation, or ordinance.

     3.13 Insurance.

Attached hereto as Schedule 3.13 is a list of all policies of fire, liability, business interruption, and other forms of insurance and all fidelity bonds held by or applicable to the Company at any time within the past three years, which schedule sets forth in respect of each such policy the policy name, policy number, carrier, term, type of coverage, deductible amount or self-insured retention amount, limits of coverage, and annual premium. No event relating to the Company has occurred which will result in a retroactive upward adjustment of premiums under any such policies or which is likely to result in any prospective upward adjustment in such premiums. The insurance currently held by the Company is in such amount and is of such type and scope as is customary in the industry in which the Company is engaged. Except as disclosed on Schedule 3.13 attached hereto, there has been no material change in the type of insurance coverage maintained by the Company during the past five years which has resulted in any period during which the Company had no insurance coverage. Excluding insurance policies which have expired and been replaced, no insurance policy of the Company has been cancelled within the last three years and, to the best knowledge of the Sellers, no threat has been made to cancel any insurance policy of the Company within such period. No pending claims made by or on behalf of the Company under such policies have been denied. All premiums payable with respect to such policies have been timely paid, or adequate arrangements for payment have been made.

     3.14 Employee Benefit Matters.

          (a) Benefit Plans. Attached hereto as Schedule 3.14(a) is a list of each Homecare employee benefit plan (such employee benefit plans being hereinafter collectively referred to as the "Benefit Plans"). True, correct, and complete copies of such plans and their related summary plan descriptions have been delivered to Buyer. Schedule 3.14(a) attached hereto also sets forth (i) the amount of any liability of the Company for payments more than 30 days past due with respect to each Benefit Plan as of March 31, 2002, and as of the end of each subsequent month ending prior to the date hereof and (ii) the amount of any liability of the Company for retiree benefits under any Benefit Plan to current or retired employees of the Company.

          (b) No ERISA Benefit Plans. Neither Homecare nor any Subsidiary have at any time ever had an "employee benefit plan" as defined in Section 3(1) of ERISA.

          (c) Benefit Plan Compliance. There are no claims pending or, to the best knowledge of the Sellers, threatened with respect to any Benefit Plan other than routine claim for benefits under the terms of such plans in the ordinary course.

(d)  Employee Contracts and Arrangements.  Attached hereto as
Schedule 3.14 is a complete and accurate description of each deferred compensation, bonus or other incentive compensation, stock option, employee stock purchase, and any other employee benefit plan, agreement, arrangement, or commitment (including policies concerning holidays, vacations, and salary continuation during short absences for illness or other reasons) maintained by the Company with respect to any individual who contributes to the operations of the Company. A true, complete and correct copy of each such plan, agreement, arrangement or commitment has been delivered to Buyer.
          (e) Benefit Plans Enforceable. All Benefit Plans, related trust agreements, annuity contracts (or any other funding instruments), employment contracts, and other plans, agreements, arrangements, and commitments listed in any schedule to this Section 3.14 are legally valid and binding and in full force and effect and without default (and no event has occurred which, with the passage of time or giving of notice, or both, would constitute such a default).

(f) Effect of Consummation. Except as set forth on Schedule 3.14(h), the consummation of the transactions contemplated by this Agreement will not: (i) entitle any current or former employee of the Company or any other individual, to severance pay, unemployment compensation or similar payment, or (ii) otherwise accelerate the time of payment or vesting, or increase the amount of any compensation due to any current or former employee or other individual.
(g) WARN Act. Neither the Company nor any person with whom the Company would be treated as an "employer" for purposes of the Worker Adjustment and Retraining Notification Act or any similar state law ("WARN") has incurred any liability or obligation under WARN.
     3.15 Contracts and Agreements.

Attached hereto as Schedule 3.15 is a list and brief description of all written or oral contracts, commitments, leases, and other agreements (including, without limitation, promissory notes, loan agreements, and other evidences of indebtedness) to which the Company is a party or by which the Company or its properties are bound, pursuant to which the obligations thereunder of either party thereto are, or are contemplated as being, in respect of any such individual contracts, commitments, leases, or other agreements during the term thereof, $5,000 or greater, or which are otherwise material to the business of the Company (including, without limitation, all mortgages, deeds of trust, security agreements, pledge agreements, and similar agreements and instruments and all confidentiality agreements). Each such contract, commitment, lease and other agreement is in full force and effect, and the Company is not and, to the best knowledge of the Sellers, no other party thereto is in default (and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default) under any such contracts, commitments, leases, or other agreements, The Company has not waived any right under any such contracts, commitments, leases, or other agreements. Except as set forth on Schedule
3.15 attached hereto, the Company has not guaranteed any obligations of any other person.

     3.16 Claims and Proceedings.

Attached hereto as Schedule 3.16 is a list and description of all claims, actions, suits, proceedings, and investigations pending or, to the best knowledge of the Sellers, threatened against or affecting the Company or any of its properties or assets, at law or in equity, or before or by any court, municipal or other governmental department, commission, board, agency, or instrumentality. Except as set forth on Schedule 3.16 attached hereto, none of such claims, actions, suits, proceedings, or investigations will result in any liability or loss to the Company which (individually or in the aggregate) is material, and the Company has not been, and the Company is not now, subject to any order, judgment, decree, stipulation, or consent of any court, governmental body, or agency. No inquiry, action, or proceeding has been asserted instituted, or, to the best knowledge of the Sellers, threatened to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof or seeking damages on account thereof. To the best knowledge of the Sellers, there is no basis for any such valid claim or action or any other claims or actions which would, or could reasonably be expected to (individually or in the aggregate), have a material adverse effect on the business, operations, or financial condition of the Company or result in a material liability of the Company.

     3.17 Taxes.

All federal, foreign, state, county, and local income, gross receipts, excise, property, franchise, license, sales, use, withholding, and other taxes (collectively, including any liability in respect thereof as a transferee or as an indemnitor, guarantor, surety or in a similar capacity under any contract, arrangement, agreement, understanding or commitment (whether oral or written) and together with additional assessments, penalties and interest chargeable in connection therewith, "Taxes" ), returns, reports, and declarations of estimated tax (collectively, "Returns" ) which were required to be filed by the Company on or before the date hereof have been filed within the time and in the manner provided by law, and all such Returns are true and correct and accurately reflect the Tax liabilities of the Company. All Taxes shown to be or that otherwise would have been due had the required Returns been timely filed, and all other Taxes of the Company that are attributable to taxable periods beginning on or prior to Closing, including, without limitation, periods that end as a result of the Closing as well as periods that continue, whether or not returns have become due or Taxes have become due and payable as of Closing, have been paid or adequately provided for in the Financial Statements. For purposes of the preceding sentence, payment or adequate provision therefor shall be measured according to the agreement of the parties that the Sellers shall be responsible for all Taxes attributable to periods and partial periods that end on or before Closing and that begin before Closing and end at any time;
provided, however, that in the latter case (i) Taxes for which the Sellers are responsible shall be Taxes that are attributable to the portion of any incomplete period which has transpired as of the end of the Closing Date, and (ii) Taxes attributable to such partial period shall be determined by means of a closing of the books and records of the Company as of the close of business on the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in such period. The provisions for Taxes reflected on the balance sheet contained in the Interim Financial Statements are adequate to cover all of the Company's estimated Tax liabilities for the respective periods then ended and all prior periods. The Company has not executed any presently effective waiver or extension of any statute of limitations against assessments and collection of Taxes. There are no pending or threatened claims, assessments, notices, proposals to assess, deficiencies, or audits (collectively, "Tax Actions") with respect to any Taxes owed or allegedly owed by the Company. To the best knowledge of the Sellers, there is no basis for any Tax Actions. The Company's federal income tax returns have not been audited. No Taxes other than as set forth on the Financial Statements are payable by the Company. There are no tax liens on any of the assets of the Company. Proper and accurate amounts have been withheld and remitted by the Company from and in respect of all persons from whom it is required by applicable law to withhold for all periods in compliance with the tax withholding provisions of all applicable laws and regulations. Neither the Company nor any other corporation has (i) filed an election under section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), that is applicable to the Company or any assets held by the Company, (ii) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Company or has any knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company, or (iii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to the Company. No property owned  by  the Company (x) is property required to be treated  as being  owned  by  another Person pursuant to  the  provisions  of
Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (y) constitutes "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code or (iii) is "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code. The Company is not subject to any private letter ruling of the Internal Revenue Service or comparable rulings of other taxing authorities. The Company has never made an election to be taxed under subchapter S of the Code. The Company is not a party to any tax sharing agreement with any Stockholder or any other person. The Company utilizes the accrual method of accounting for federal income tax purposes. There is no contract, plan, or arrangement covering any person that, individually or collectively, would give rise to the payment of any amount that would not be deductible by the Company by reason of Section 280G of the Code. None of the Sellers is a "foreign person" within the meaning of Section 1445(b)(2) of the Code.

     3.18 Personnel.

Attached hereto as Schedule 3.18 is a list of the names and annual rates of compensation of the directors and officers of the Company and of the employees and sales representatives of the Company. Schedule 3.18 attached hereto also summarizes the stock option, stock purchase, bonus or other incentive compensation, profit sharing, percentage compensation, salary continuation, company automobile, club membership, and other like benefits, if any, paid or payable to such directors, officers, employees, and sales representatives during the Company's fiscal year ended December 31, 2000 and to the date hereof. Schedule 3.18 attached hereto also contains a brief description of all material terms of employment agreements and confidentiality agreements to which the Company is a party and all severance benefits which any director, officer, employee, or sales representative of the Company is or may be entitled to receive. The Company has delivered to Buyer true, correct and complete copies of all such employment agreements, confidentiality agreements, and all other agreements, plans, and other instruments to which the Company is a party and under which its employees and/or sales representatives are entitled to receive benefits of any nature. There is no pending or, to the best knowledge of the Sellers, threatened labor dispute or union organization campaign. None of the employees or sales representatives of the Company are represented by any labor union or organization. The Company is in compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment, and wages and hours and is not engaged in any unfair labor practices. There is no unfair labor practice claim against the Company before the National Labor Relations Board or any strike, labor dispute, work slowdown, or work stoppage pending or, to the best knowledge of the Sellers, threatened against or involving the Company. The Company has approximately ____ employees.

     3.19 Business Relations.

No Seller knows that any customer or supplier of the Company will cease to do business with the Company after the consummation of the transactions contemplated hereby in the same manner as previously conducted with the Company. The Company has not received any notice of any disruption (including delayed deliveries or allocations by suppliers) in the availability of the materials or products used by the Company nor is any Seller aware of any facts which could lead it to believe that the business of the Company will be subject to any such material disruption.

     3.20 Accounts Receivable.

Except as set forth on Schedule 3.20 attached hereto, all of the accounts, notes, and loans receivable that have been recorded on the books of the Company are bona fide and represent amounts validly due and all such accounts receivable (net of reserves set forth on the Company's unaudited balance sheet as of the date hereof) will be collected in full within 120 days of the Closing Date. All of such accounts, notes, and loans receivable are free and clear of any security interests, liens, encumbrances, or other charges; none of such accounts, notes, or loans receivable are subject to any offsets or claims of offset; and none of the obligors of such accounts, notes, or loans receivable have given notice that they will or may refuse to pay the full amount thereof or any portion thereof.

     3.21 Bank Accounts.

Attached hereto as Schedule 3.21 is a list of all banks or other financial institutions with which the Company has an account or maintains a safe deposit box, showing the type and account number of each such account and safe deposit box and the names of the persons authorized as signatories thereon or to act or deal in connection therewith.

     3.22 Agents.

Except as set forth on Schedule 3.22 attached hereto, the Company has not designated or appointed any person or other entity to act for it or on its behalf pursuant to any power of attorney or any agency which is presently in effect.

     3.23 Indebtedness To and From Officers, Directors, Stockholders, and Employees.

Except as set forth in Schedule 3.23, the Company does not owe any indebtedness to any of its officers, directors, stockholders, employees, or sales representatives or have indebtedness owed to it from any of its officers, directors, stockholders, employees, or sales representatives, excluding indebtedness for travel advances or similar advances for expenses incurred on behalf of and in the ordinary course of business of the Company and consistent with the Company's past practices.

     3.24 Commission Sales Contracts.

Except as disclosed in Schedule 3.24 attached hereto, the Company does not employ or have any relationship with any individual, corporation, partnership, or other entity whose compensation from the Company is in whole or in part determined on a commission basis.

     3.25 Certain Consents.

Except as set forth on Schedule 3.25 attached hereto, there are no consents, waivers, or approvals (each a "Consent") required to be executed and/or obtained from any third parties in connection with the execution, delivery, and performance of this Agreement and the transactions contemplated hereby, including, but not limited to, any federal, state, local government or regulatory agency.

     3.26 Brokers.

Other than as set forth in Schedule 3.26 attached hereto, none of the Sellers or the Company has engaged, or caused any liability to be incurred to, any finder, broker, or sales agent in connection with the execution, delivery, or performance of this Agreement or the transactions contemplated hereby.

     3.27 Interest in Competitors, Suppliers, and Customers.

Except as set forth on Schedule 3.27 attached hereto, no Seller, officer, or director of the Company or any affiliate of any such Seller, officer, or director has any ownership interest (other than any ownership interest in a publicly-held corporation of which the applicable Person owns, or has real or contingent rights to own, less than five percent (5%) of any class of outstanding securities) in any competitor, supplier, or customer of the Company or any property used in the operation of the business of the Company.

     3.28 Inventory.

Except as set forth on Schedule 3.28 attached hereto, the inventories shown on the balance sheet contained in the Interim Financial Statements consist of items of a quality and quantity usable and readily saleable in the ordinary course of business by the Company.

     3.29 Warranties.

Attached hereto as Schedule 3.29 is a list and brief description of all warranties and guarantees made by the Company to third parties with respect to any products sold or services rendered by it. Except as set forth on Schedule 3.29 attached hereto, no claims for breach of product or service warranties to customers have been made against the Company since December 31, 1995. To the best knowledge of the Sellers, no state of facts exists, or event has occurred, which may form the basis of any present claim against the Company for liability on account of any express or implied warranty to any third party.

     3.30 Customers and Suppliers.

Schedule 3.30 attached hereto contains a true, correct, and complete list of (a) the ten largest customers (measured in dollar volume) of the Company during each of the years ended December 31, 2001, 2000, 1999 and 1998 and the nine months ended September 30, 2001, (b) the ten largest suppliers (measured in dollar volume) of the Company during each of the years ended December 31, 2001, 2000, 1999 and 1998 and the nine months ended September 30, 2001, and (c) with respect to each such customer and supplier, the name and address thereof, dollar volume involved, and nature of the relationship (including the principal categories of products bought and sold).

     3.31 Environmental Matters.

Except as described on Schedule 3.31 attached hereto, (a) the Company possesses all permits, licenses, approvals and other authorizations required by Environmental Laws (collectively, "Environmental Permits") for its operations and such Environmental Permits are valid and in good standing and, to the best knowledge of the Sellers, there is no action pending or threatened to revoke, modify, terminate or amend any Environmental Permit; (b) the Company has been in the past and is now in compliance with (i) all federal, state, local and foreign laws, rules, regulations, codes and other legal requirements, as well as any applicable orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder relating to pollution, protection of the environment or health and safety (collectively, "Environmental Laws") and (ii) all requirements of Environmental Permits; (c) all emission control equipment installed at the owned and leased real properties of the Company (the "Real Properties") pursuant to the requirements of
Environmental Laws or Environmental Permits, is operated in accordance with the requirements of the Environmental Laws and the manufacturer's specifications; (d) the Company has received no notification that it is or could be, and, to the best knowledge of the Sellers, there is no basis for it to become, subject to any claim, action, obligation, proceeding, investigation or evaluation, directly or indirectly relating to any of its current or past operations or any of its currently or formerly owned, leased or operated properties, arising under or pursuant to Environmental Laws or principles of common law which address pollution or protection of the environment; and (e) the Company has not entered into any agreement with any governmental authority or other person by which responsibility was assumed by the Company, either directly or indirectly, for the conduct of any investigation or remediation of environmental conditions. Except as described on Schedule 3.31, there are no underground storage tanks, and there have been no releases from underground storage tanks, located on the real properties. The Company and the Sellers have provided Buyer with copies of all environmental, health or safety assessments, investigations, analyses or other reports relating to any current or former Real Properties that are in the Company's or any Seller's possession, custody or control.

     3.32 Information Furnished.

Each of the Sellers and the Company have made available to Buyer and its officers, attorneys, accountants, and representatives true and correct copies of all agreements, documents, and other items listed on the schedules to this Agreement and all books and records of the Company and neither this Agreement, the schedules hereto, nor any information, agreements, or document delivered to or made available to Buyer or its officers, attorneys, accountants, and representatives pursuant to this Agreement contain any untrue statement of a material fact or omit any material fact necessary to make the statements herein or therein, as the case may be, not misleading. The Company's corporate minute books contain all of the minutes of meetings of stockholders, board of directors, and any committees of the board of directors of the Company that have been held preceding the date hereof and all of the written consents to action written in lieu thereof.

     3.33 Controlled Group Liability.

The Company is not or will not be subject to any liability on account of any of the Sellers or the Company having been affiliated, prior to the Closing Date, directly or indirectly, with any other entity or person under Code Section 414, ERISA
Section 4001 or any similar foreign law.

                            ARTICLE 4
                         INDEMNIFICATION

     4.1  Indemnification of Buyer and the Company.

Each of the Sellers jointly and severally agree to indemnify and hold harmless Buyer and the Company and each officer, director, employee, representative and affiliate of Buyer and the Company (collectively, the "Indemnified Parties") from and against any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, fees and expenses (including court costs and attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding and costs of any settlement) (collectively, "Indemnified Costs") which any of the Indemnified Parties may sustain, or to which any of the
Indemnified Parties may be subjected, arising out of (i) any breach or default by any of the Sellers of or under any of the representations, warranties, covenants, conditions, agreements, or other provisions of this Agreement or any agreement or document executed in connection herewith; (ii) environmental or health and safety matters arising out of the use or operation of the Company's properties (whether owned or leased) prior to the Closing (whether or not disclosed to Buyer at or prior to the Closing); and (iii) any Taxes owed by the Company with respect to all taxable periods ending on or prior to the Closing Date and the pre-Closing portion of all taxable periods beginning before and ending after the Closing Date.

     4.2  Defense of Third-Party Claims.

An Indemnified Party shall give prompt written notice to the Sellers (each an "Indemnifying Party") of the commencement or assertion of any action, proceeding, demand, or claim by a third party (collectively, a "third-party action") in respect of which such Indemnified Party shall seek indemnification hereunder. Any failure so to notify the Sellers shall not relieve such Indemnifying Party from any liability that it may have to such Indemnified Party under this Article 4 unless and to the extent the failure to give such notice materially and adversely prejudices such Indemnifying Party. The Indemnifying Parties shall have the right to assume control of the defense of, settle, or otherwise dispose of such third-party action and shall assume full costs as set forth in 4.1 regardless of whether they assume control of such defense; provided, however, that:

          (a) The Indemnified Party shall be entitled, at his, her, or its own election to participate in the defense of such third-party action and to select the counsel used in defense of the third-party action;

          (b) The Indemnifying Parties shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such third-party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the opinion of the Indemnified Party, such settlement, compromise, admission, or acknowledgment could have a material adverse effect on its business or, in the case of an Indemnified Party who is a natural person, on his or her assets or interests;

          (c) No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such third-party action; and

          (d) The Indemnifying Parties shall not be entitled to control (but shall be entitled to participate at their own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any third-party action (i) as to which the Indemnifying Parties fail to assume the defense within a reasonable length of time or (ii) to the extent the third-party action seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party.

The parties hereto shall extend reasonable cooperation in connection with the defense of any third-party action pursuant to this Article 4 and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

     4.3  Direct Claims.

In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 4.2 hereof because no third-party action is involved, the Indemnified Party shall notify the Sellers of any Indemnified Costs which it claims are subject to indemnification under the terms hereof. The failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially prejudices the position of the Indemnifying Parties with respect to such claim.

     4.4  Tax Audits.

In the event of an audit of a Return of the Company with respect to which an Indemnified Party might be entitled to indemnification pursuant to Section 4.1 hereof, the Company shall have the right to control the defense and conduct of any and all such audits which may result in the assessment of additional Taxes against the Company and any and all subsequent proceedings in connection therewith, including appeals. Sellers shall cooperate fully in all matters relating to any such audit or other Tax proceeding and will execute and file any and all consents, powers of attorney, and other documents as shall be reasonably necessary in connection therewith.

                            ARTICLE 5
                          MISCELLANEOUS

     5.1  Collateral Agreements, Amendments, and Waivers.

This Agreement (together with the documents delivered pursuant hereto) supersedes all prior documents, understandings, and agreements, oral or written, relating to this transaction and constitutes the entire understanding among the parties with respect to the subject matter hereof. Any modification or amendment to, or waiver of, any provision of this Agreement (or any document delivered pursuant to this Agreement unless otherwise expressly provided therein) may be made only by an instrument in writing executed by the party against whom enforcement thereof is sought.

     5.2  Successors and Assigns.

Neither Buyer's, the Company's, nor any Seller's rights or obligations under this Agreement may be assigned, except that Buyer may assign its rights and obligations to any subsidiary, stockholder or affiliate thereof. Any assignment in violation of the foregoing shall be null and void. Subject to the preceding sentences of this Section 5.2, the provisions of this Agreement (and, unless otherwise expressly provided therein, of any document delivered pursuant to this Agreement) shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns.

     5.3  Expenses and Transfer Taxes.

Buyer shall pay all of its own costs and expenses incurred in connection with this Agreement. Sellers, and not the Company, shall pay all of the Sellers' and the Company's costs and expenses incurred in connection with this Agreement. Buyer and Sellers shall each bear responsibility for, and timely pay, 50% of all applicable transfer and sales taxes, if any, due as a result of the consummation of the transactions contemplated hereby.

     5.4  Invalid Provisions.

If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. The parties hereto shall endeavor in good faith negotiations to replace the prohibited or unenforceable provision with a valid provision, with the economic effect of which comes as close as possible to that of the prohibited or unenforceable provision.

     5.5  Information and Confidentiality.

Each party hereto agrees that such party shall hold in strict confidence all information and documents received from any other party hereto, and if the Closing does not occur each such party shall return to the other parties hereto within three (3) business days, all such documents then in such receiving party's possession without retaining copies. From and after the Closing, the Sellers shall not use or disclose to any person, any confidential or proprietary information regarding the Company or Buyer; provided, however, that each party's obligations under this Section 5.5 shall not apply to (a) any information or document required to be disclosed by law, (b) any information or document in the public domain, or (c) any information or document that Buyer discloses to any potential lender to or investor in Buyer or the Company or representative or agent of Buyer.

     5.6  Waiver.

No failure or delay on the part of any party in exercising any right, power, or privilege hereunder or under any of the documents delivered in connection with this Agreement shall operate as a waiver of such right, power, or privilege; nor shall any single or partial exercise of any such right, power, or privilege preclude any other or future exercise thereof or the exercise of any other right, power, or privilege.

     5.7  Notices.

Any notices required or permitted to be given under this Agreement (and, unless otherwise expressly provided therein, under any document delivered pursuant to this Agreement) shall be given in writing and shall be deemed received (a) when actually delivered if sent by courier or overnight delivery service (or the next business day, if delivered after regular business hours on a Saturday, Sunday or holiday), (b) if sent by mail, on the third day following the date when deposited in the United States mail, certified or registered mail, postage prepaid or (c) when electronically confirmed if sent by facsimile, to the relevant party as indicated below:

     Buyer:              The Phoenix Group Corporation
                    801 East Campbell Road
                    Suite 345
                    Richardson, Texas  75081
                    Attn.:  Ron Lusk
                    Facsimile:  (214) 382-3632

     With a copy to:     Patton Boggs LLP
                    2550 M St., N.W.
                    Washington, D.C.  20037
                    Attn.: Mario V. Mirabelli, Esq.
                    Facsimile:  (202) 457-6315

     Any of the Sellers: Dr. George M. Rapier, III, M.D.
                    4600 NW Loop 410
                    Suite 110
                    San Antonio, TX  78229
                    Facsimile:  (210) 561-8312

     With a copy to:     Joe Williams
                    8637 Fredericksburg Road
                    Suite 300
                    San Antonio, TX  78240
                    Facsimile:   (210)696-2819

Each  party  may change its address for purposes of this  Section
5.7 by proper notice to the other parties.

     5.8  Survival of Representations, Warranties, Covenants and Other
Provisions.

The representations and warranties in Article 3, indemnification in Article 4 and Sections 5.5, 5.8, 5.13, 5.14 and 5.15 shall survive the Closing.



     5.9  Public Announcement.

Prior to the Closing, all press releases and other public announcements concerning this Agreement and the transactions contemplated hereby must be approved by Buyer and the Company prior to publication, except with respect any releases or announcements that may be required by applicable law, court process or obligations pursuant to any listing agreement with any national securities exchange or interdealer quotation system.

     5.10 Waiver of Certain Rights.

Each Seller hereby waives any rights of first refusal, preemptive rights, or other rights of any nature whatsoever which such Seller may have to purchase any of the Shares or other capital stock or equity securities of any nature of the Company. Each Seller agrees that, upon the consummation of the transactions contemplated hereby, any and all rights of such Seller with respect to the payment of dividends (whether or not previously earned, accrued, or declared), preferential payments, or distributions of the Company's assets upon the liquidation, dissolution, or merger of the Company or otherwise, or any other right of any nature whatsoever to receive any monies or assets of the Company as a result of such Seller's ownership of Shares, shall terminate, and each Seller hereby waives any and all such rights and agrees to indemnify and hold harmless the Company and its officers, directors, employees, and affiliates from and against any and all Indemnified Costs suffered or incurred by or assessed against the Company or any of its officers, directors, employees, or affiliates and arising, directly or indirectly, from the exercise or attempted exercise of any of such rights by any Seller. Furthermore, each Seller agrees that, immediately prior to consummation of the transactions contemplated hereby, each voting, stock transfer restriction, and buy-sell agreement to which he is a party and which relates to any Shares shall be terminated and be of no further force or effect.

     5.11 Further Assurances.

At, and from time to time after, the Closing, at the request of Buyer, but without further consideration, each Seller shall execute and deliver such other instruments of conveyance, assignment, transfer, and delivery and take such other action as Buyer may reasonably request in order more effectively to consummate the transactions contemplated hereby; provided, that this covenant may be complied with after the Closing by the execution of documents and instruments under powers of attorney, unless and until revocations thereof.

     5.12 No Third-Party Beneficiaries.

No person or entity not a party to this Agreement shall be deemed to be a third-party beneficiary hereunder or entitled to any rights hereunder.

     5.13 Dispute Resolution.

Other than any claims for equitable relief, all controversies, claims and disputes arising in connection with this Agreement shall be settled by arbitration, conducted in Dallas, Texas in accordance with the rules and procedures promulgated by the American Arbitration Association, before one arbitrator. The arbitrator shall be authorized to award the prevailing party its reasonable expenses of such arbitration, including attorneys' fees. The decision of the arbitrator will be final and binding on the parties. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement and to enforce an arbitrator's award. In the event of any court action brought to enforce this agreement to arbitrate, the prevailing party shall be entitled to recover its reasonable expenses of such court action, including attorneys' fees.

     5.14 Jurisdiction and Venue.

Any action or proceeding seeking to enforce any provision of, or based on any claims for equitable relief arising out of this Agreement may be brought against any of the parties in the courts of Dallas County in the State of Texas or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Texas, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     5.15 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws principles thereof.




          [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]



     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement in one or more counterparts (all of which shall constitute one and the same agreement) as of the day and year first above written.


                              BUYER:

                              THE PHEONIX GROUP CORPORATION


                              By:
                              Name:
                              Title:




                              SELLERS:
                              (Executing  in  their  capacity  as
                              Sellers and on behalf of Homecare)



                               Dr. George M. Rapier, III  M.D.



                              Joe Williams


                            Exhibit A

                    Form of Promissory Notes







                            Exhibit B

             Form of Seller's Counsel Legal Opinion









                            Exhibit C

                  Form of Employment Agreement